Exhibit 12

                            PATRICK INDUSTRIES, INC.

                  STATEMENT OF COMPUTATION OF OPERATING RATIOS


Operating ratios which appear in this Form 10-K, including gross profit, warehouse and dellivery expenses, selling, general, and administrative expenses, operating income, and net income were computed dividing the respective amounts by net sales for the period indicated.